Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Updates Third Quarter 2016 Earnings Release Date

NEW YORK, November 4, 2016 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), announced today it expects to release its financial results for the third quarter 2016 on Wednesday, November 9, 2016, before the market opens.

In light of the Company's previously announced strategic review process, which remains ongoing, NYRT will not host a conference call or webcast for investors and analysts this quarter. The Company will provide additional updates when appropriate.

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust (“REIT”) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales, refinance its credit facility on favorable terms, if at all, and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016, and the Preliminary Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on September 27, 2016 (the “Preliminary Liquidation Proxy”), as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Michael A. Happel	Mahmoud Siddig	Matthew Furbish
CEO and President	Jonathan Keehner	Director, Investor Relations
New York REIT, Inc.	Joele Frank, Wilkinson Brimmer Katcher	mfurbish@nyrt.com
mhappel@nyrt.com	jkeehner@joelefrank.com	(212) 415-6500
(212) 415-6500	msiddig@joelefrank.com
(212) 355-4449